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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


                                  (check one):

[X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K    [ ] Form 10-Q   [ ] Form N-SAR



     For Period Ended:     December 31, 1999
                       --------------------------

     [ ]           Transition Report on Form 10-K
     [ ]           Transition Report on Form 20-F
     [ ]           Transition Report on Form 11-K
     [ ]           Transition Report on Form 10-Q
     [ ]           Transition Report on Form N-SAR

     For the Transition Period Ended:   ________________________________________

                        --------------------------------

                   Nothing in this form shall be construed to
                   imply that the Commission has verified any
                          information contained herein.
                        --------------------------------


        If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: Part III, Items 10-13
                                                        ------------------------

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Part I - Registrant Information
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Full name of Registrant

                                           Commerce Bancorp, Inc.
                                           Commerce Atrium
                                           1701 Route 70 East
                                           Cherry Hill, NJ 08034-5400
                                           -------------------------------------
                                           Address of Principal Executive Office





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Part II - Rules 12b-25(b) and (c)
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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the year prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
--------------------------------

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q or N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

                        (Attach extra sheets if needed.)

         The Registrant is unable to file the 10-K Part III information within 120 days of the fiscal year ended December 31, 1999 without unreasonable effort or expense because certain information to be included therein is currently unavailable and cannot be obtained within such 120 day period.


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Part IV - Other Information
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(1) Name and telephone number of person to contact in regard to this notification:

Thomas J. Sukay                            856                    751-9000
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(Name)                                 (Area Code)            (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                          [x] Yes              [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                          [ ] Yes              [x] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                             COMMERCE BANCORP, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereto duly authorized.



Date: April 27, 2000                             By:  /s/ Thomas J. Sukay
                                                      -------------------------
                                                          Thomas J. Sukay
                                                          Senior Vice President